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                                                            Page 10 of 12 Pages
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                           SECRETARY'S CERTIFICATE



          I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley Asset Management Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), certify that the following resolutions were duly and validly adopted by a Consent in Lieu of a Meeting of the Board of Directors of the Corporation dated as of February 4, 1997 and that resolutions are in full force and effect on the date hereof:

          RESOLVED, that Harold J. Schaaff, Jr. and Donald P. Ryan are each authorized to sign on behalf of (i) Morgan Stanley Asset Management Holdings Inc. (the "Corporation"), as the sole general partner of Miller Anderson & Sherrerd, LLP (the "LLP"), and (ii) the LLP any reports to be filed under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, with the Securities and Exchange Commission, each such authorization to cease automatically upon such individual's termination of employment with any affiliate of the Corporation; and

          RESOLVED FURTHER, that all prior actions taken by Harold J. Schaaff, Jr. and Donald P. Ryan that are within the authority conferred by the foregoing resolution are approved, ratified and confirmed in all respects; and

          RESOLVED FURTHER, that any and all actions to be taken, caused to be taken or heretofore taken by any officer of the Corporation in executing any and all documents, agreements and instruments and in taking any and all steps (including the payment of all expenses) deemed by such officer as necessary or desirable to carry out the intents and purposes of the foregoing resolutions are authorized, ratified and confirmed.

          IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 11th day of February, 1997.


                                             /s/ CHARLENE R. HERZER
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                                             CHARLENE R. HERZER
                                             ASSISTANT SECRETARY


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